Exhibit 99

THE MIDLAND COMPANY

7000 MIDLAND BOULEVARD

AMELIA, OHIO 45102-2607

(513) 943-7100

MAILING ADDRESS

P.O BOX 1256

CINCINNATI, OHIO 45201

For Immediate Release	October 11, 2006

Contact:

W. Todd Gray, Executive Vice President and CFO

(513) 943-7100

The Midland Company Anticipates Record Setting Third Quarter

•        Anticipates Record Net Income Before Realized Capital Gains* in the 80 to 86 Cents Per Share Range

•        Expects Property and Casualty Premium Growth in the Double-Digit Range

Cincinnati, October 11, 2006 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today indicated that it anticipates record results for its third quarter ended September 30, 2006. Based on preliminary data, the company believes that net income for the third quarter will be in the range of 83 to 89 cents per share, including approximately three cents of realized capital gains. That compares favorably to last year’s third quarter result of 20 cents per share, which included 11 cents of realized capital gains. The anticipated record earnings are reflective of solid non-catastrophe underwriting and weather patterns that have been much less volatile than the prior year’s third quarter. All per share amounts are on an after-tax, diluted basis. Prior period amounts have been restated to reflect the impact of stock option expense.

John W. Hayden, president and chief executive officer, noted, “We are anticipating record third quarter net income before realized capital gains* of 80 to 86 cents per share, double our previous record third quarter result of 40 cents per share.” The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

Hayden continued, “We expect to again post solid non-catastrophe underwriting results for the quarter, clearly demonstrating our ability to effectively leverage our pricing expertise and underwriting discipline. Solid non-catastrophe underwriting results across our broad specialty product platform and the relatively benign weather we experienced in this year’s third quarter are combining to produce a result that will likely be extremely gratifying.”

“We are also very pleased with the written premium growth we are experiencing in our property and casualty operations. We expect total top line growth over the third quarter of last year to be in the double-digit range (on a percentage basis). This tremendous result is being driven by growth in our mortgage fire and excess and surplus product lines. Solid growth in our site-built product line and many of our other specialty product offerings are also contributing favorably towards double-digit organic growth for the quarter,” Hayden commented.

“As we look toward the final quarter of 2006, we remain very optimistic about our top line and earnings outlook. We believe that we are on track to meet our previously announced high single-digit to low double-digit top line growth expectation for the full year 2006. Additionally, assuming normal weather for the remainder of the year, we reiterate our previously issued annual earnings estimated range of $2.90 to $3.20 per share, assuming no net realized capital gains or losses, and believe that we are now on track to end the year at the high end of that range.”

The Midland Company Anticipates Record Setting Third Quarter

October 11, 2006

Upcoming Conference Call

The company will further discuss its 2006 third quarter results at its quarterly conference call on October 24, 2006 at 10:30 a.m. (EDT).

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

*Non-GAAP Measure and Reconciliation to GAAP Measure

Net income before realized capital gains is a non-GAAP measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

Reconciliation to GAAP:

	Estimated Range 3rd Qtr 2006		Actual 3rd Qtr 2005
	Low	High
Per Share Amounts (After-tax, Diluted):
Net Income Before Realized Capital Gains*	$0.80	$0.86	$0.09
Net Realized Capital Gains	0.03	0.03	0.11

Net Income (GAAP)	$0.83	$0.89	$0.20

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2006 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.